Exhibit 10.4

Execution Version

DEALERSHIP ASSET PURCHASE AGREEMENT

This DEALERSHIP ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of August 5, 2022 (the “Effective Date”), by and among Hope AWV S, LLC, a Florida limited liability company (“Buyer”), LMP Beckley HS, LLC, a West Virginia limited liability company (the “Seller”), a wholly owned subsidiary of LMP Beckley 002 Holdings, LLC, a West Virginia limited liability company, and LMP Automotive Holdings, Inc., a Delaware corporation (“LMP”), and together with Seller and Buyer, each a “Party” and, collectively, the “Parties”).

RECITALS:

WHEREAS, Seller owns, controls and operates a Subaru automotive dealership (the “Dealership”), and all ancillary business related thereto (the “Business”) located at 117 Midtown Ave, Mt Hope, WV 25880 (the “Premises”) under agreements with Subaru of America, Inc. (the “Manufacturer”);

WHEREAS, LMP owns and operates through various affiliates, six (6) automotive dealerships, including the Seller, (the collectively, the “Subject LMP Dealerships”), and certain real property (the “Real Property”), which are the subject of that certain letter of intent with an affiliate of Buyer, dated June 11, 2022, for the purchase of substantially all of the assets of the Subject LMP Dealerships (the “LOI”), including the sale and transfer substantially all of the Dealership’s assets (as more particularly described in Section 2 below, but excluding the Excluded Assets defined below, collectively, the “Assets”);

WHEREAS, the LOI sets forth that there is no due diligence period with respect to the Dealership and the Assets once this Agreement is executed;

WHEREAS, the Buyer desires to purchase the Assets and Seller desires to sell and transfer the Assets on the terms and conditions hereinafter set forth (the “Transaction”).

NOW, THEREFORE, in consideration for the mutual promises contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged by each Party, the Parties as follows:

1.  Closing Date and Purchase Price.

(a) Closing Date. Subject to the terms and conditions set forth in this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall take place no later than within (15) business days of the receipt of the latest to occur of: (i) all applicable manufacturers’ approvals in accordance with Section 7(a) in connection with the purchase and sale of all of the Subject LMP Dealerships and (ii) all required entity approvals from the boards of directors and shareholders of LMP, and the manager of sellers of the Subject LMP Dealerships as well as the manager of the sellers of the real estate properties underlying the LMP Dealerships being sold are obtained in connection with authorizing the contemplated Transaction and the transactions involving the Subject LMP Dealerships. The date of the Closing is referred to herein as the “Closing Date.” The Closing shall be deemed to be effective as of the opening of business on the Closing Date. The “Closing Date Deadline” means October 31, 2022; provided, however, that if, as of the fifteenth (15th) day prior to such date, all of the manufacturers’ approvals have not been obtained, or if all applicable waiting periods pursuant to the HSR Act have not expired or terminated, the Closing Date Deadline will automatically be extended for thirty (30) days, time being of the essence. It is agreed that the closings for all of the Subject LMP Dealerships may occur in separated groups with the same manufacturer and/or by geographical regions. It is acknowledged that the actual Closing and funding for this transaction make take 1 or 2 business days.

(b)  Purchase Price & Broker. The purchase price for the Assets described in Section 2(e) below is $4,334,806 in connection with the purchase of goodwill and FF&E (the “Goodwill Purchase Price”) plus additional purchase price for parts, work in progress (“WIP”), and New Vehicles, Used Vehicles and Pre-Owned Vehicles (collectively, the “Vehicle Inventories”) calculated as described below (the “Additional Purchase Price,” with the Goodwill Purchase Price, collectively the “Purchase Price”). The parties agree that the FF&E portion of the Goodwill Purchase Price includes the price for Seller’s vehicles used in its business operations which are listed in the FF&E schedules to its financial statements. The Additional Purchase Price will be calculated as follows:

(i)  The purchase price for Dealership’s new, undamaged and untitled 2021, 2022 and subsequent year Manufacturer vehicles, including demonstrators and loaners, (the “New Vehicles”) is an amount equal to the actual Manufacturer’s original invoice; plus Seller’s direct out-of-pocket cost of dealer-installed optional parts and accessories theretofore installed upon New Vehicles; less all applicable dealer hold-backs paid to Seller; less fifty percent of all credits, and allowances for floor plan assistance, Marketing Allowance, and Subaru Advertising Funds; less “prep” expenses for New Vehicles which have not yet been prepared for sale; less the cost to repair any damage and less the replacement cost of any parts or equipment removed. Notwithstanding the foregoing, the purchase price of New Vehicles shall not include or be increased for rust proofing, undercoating, scotch-guarding, non-Manufacturer alarm systems, interrupt systems, theft protection devices and similar dealer additions. The purchase price of New Vehicles with more than 600 miles but less than 4,000 miles will be reduced by $0.60 per mile. New Vehicles with 4,000 or more miles will be valued as a Used Vehicle (defined below). For purposes of this Agreement, a vehicle will be considered damaged if it has more than six hundred and fifty dollars ($650.00) of repairs that are needed or previously performed on the vehicle.

(ii)  The purchase price for pre-owned, company (other than those scheduled as FF&E), service, and rental vehicles (the “Pre-Owned Vehicles” or “Used Vehicles”) shall be priced for each such vehicle at the lower of: (i) the pricing of a New Vehicle set forth above, or (ii) MMR adjusted as per CR rating, as set forth on Schedule 1(b)(ii) hereto.

(iii)  Buyer shall purchase all vehicles other than the New Vehicles in Seller’s vehicle inventory at CR based MMR (collectively, the “Used Vehicles”; provided, however, if the purchase price for a Pre-owned Vehicle or Used Vehicle cannot be agreed upon, such vehicle shall be retained by Seller and be an Excluded Asset and provided further that Buyer shall have no obligation to purchase any damaged vehicle or vehicle that has salvage status, a branded title, or was in an accident.

(iv)  The purchase price for all obsolete parts shall be equal to 50% of Seller’s cost of such obsolete parts with a cap of $10,000 and non-obsolete parts inventory shall be equal to manufacturer cost (less all applicable rebates and discounts). For purposes of clarity, any obsolete parts in excess of $10,000 shall be transferred to Buyer at Closing. Obsolete parts means (i) any of new OEM parts not listed in any of the manufacturer’s most recent price books; (ii) any vehicle parts or accessories that, at Closing, are not returnable to the supplier from whom they were originally purchased for a full refund less any normal restocking charge; or (iii) any vehicle part or accessory that, as of the Closing Date, has been in Seller’s parts inventory over 365 days.

(c)  Earnest Money Deposit. Within three (3) business days after the Effective date Buyer shall deliver to Escrow Agent $216,740.30 (five percent of the Goodwill Purchase Price) as earnest money (the “Deposit”) to be held in trust by Greenberg Traurig, PA, as Escrow Agent for and on behalf of the Parties pursuant to this Agreement. On the Closing Date, if the Closing occurs, the Deposit will be applied to the Purchase Price. The Deposit is non-refundable except if (i) Manufacturer fails to approve the Transaction; or (ii) as per Sections 11(a)(i), (ii), (iv), (v) or (vi).

(d)  Hart-Scott-Rodino Act. Filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) may be required. If filing or notice or other action is required under the HSR Act with respect to the transactions outlined herein, then Buyer shall effect such filing or notice and Buyer and Seller shall each pay for 50% of the filing fees required by the HSR Act . Buyer and Seller shall each be responsible for their own attorney fees incurred to effect such filing. Seller shall cooperate fully with Buyer in said action and promptly provide all requisite information.

2.  Dealership Assets. Subject to the terms and conditions contained in this Agreement, upon the consummation of the transactions contemplated by this Agreement (the “Closing”, and the date thereof, the “Closing Date”), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Assets as set forth on Schedule 2 and as more generally described below in this Section 2. A mutually agreed to form of Bill of Sale, attached as Exhibit A hereto, executed and delivered by the Parties on the Closing Date (the “Bill of Sale”) will contain a list of all of the Assets sold to Buyer as set forth on Schedule 2.

(a)  Vehicles. Subject to Section 1:

(i)  Buyer shall purchase from Seller and Seller shall sell to Buyer the Seller’s New Vehicles in Seller’s inventory in the ordinary course of business and identified by Seller on the Closing Date.

(ii)  Buyer shall purchase from Seller and Seller shall sell to Buyer the Seller’s Used Vehicles and Pre-Owned Vehicles in Seller’s inventory in the ordinary course of business and identified by Seller on the Closing Date (but subject to the provisions of Section 1 (b) (iii)). Prior to Closing, Seller shall (i) disclose to Buyer any and all facts known to Seller concerning each Used Vehicle and Pre-Owned Vehicle that Seller would be legally obligated to disclose to a retail purchaser of a Used Vehicle including, but not limited to, known damage, known usage history, frame and flood damage, salvage status, open recalls, and warranty eligibility; (ii) provide Buyer with legal odometer statements for each Used and Pre-Owned Vehicle; and (iii) provide free and clear title for each of the Used Vehicles and Pre-Owned Vehicles. At least 10 days prior to Closing, Seller shall provide Buyer with its then current Used Vehicle and Pre-Owned vehicle inventory along with Seller’s asking price for each such vehicle.

(b)  Parts; Accessories & Other Inventories.

(i) Inventory & Returnable. A physical inventory of Seller’s parts and accessories will be taken in the presence of a representative of Buyer and Seller by an inventory service chosen by Buyer and reasonably acceptable to Seller, the cost of which will be borne by the Buyer and Seller splitting the cost on a 50/50 basis (the “Inventory”). The Inventory will classify parts and accessories as “returnable” or “non-returnable”. The terms “returnable parts” and “returnable accessories” means only those new undamaged replacement parts and new undamaged accessories for Manufacturer vehicles which are listed (coded) in the latest current Master Parts Price List Suggested List Prices and Dealer Prices (or other applicable similar Manufacturer price lists, with supplements or the equivalent in effect as of the Inventory date, the “Master Price List”), as returnable to the Manufacturer at not less than the purchase price reflected in the Master Price List and are within the limits of returnable parts established by the Manufacturer from time to time. Buyer shall purchase from Seller, and Seller shall sell to Buyer, all of Seller’s returnable parts and returnable accessories for an amount equal to the price listed in the Master Price List (less all applicable rebates and discounts). At Closing the total Parts and Miscellaneous Inventory that are in their original packaging, current and returnable and with sales in the 12 months prior to closing for an amount equal to the Manufacturer prices as reflected in the most recent pricing catalogs less all discounts and allowances. Seller will assign Sellers’ parts return rights to Buyer at Closing.

(ii) Nonreturnable. All parts and accessories not coded as returnable in the Master Price List are “nonreturnable” and shall be considered an obsolete part. The purchase price for the nonreturnable parts and accessories, non-Manufacturer, “jobber” or “NPN” parts and accessories will be considered as and sold as obsolete parts pursuant to Section 1 (b)(iv).

(iii)  Return Rights, etc. Upon Closing, Seller will be deemed to have automatically assigned, and Seller shall assign to Buyer, Seller’s parts return rights without any further action (but Seller shall take any further action requested by Buyer or required by the Manufacturer to implement such assignment of rights). At the request of Buyer, Seller shall use its best efforts to assist Buyer in effecting any parts return offered by the Manufacturer (including, if necessary, applying for parts return in Seller’s name), and Seller shall promptly pay over to Buyer any monies received from the Manufacturer related thereto. Buyer may deduct from the consideration to be paid to Seller at the Closing Seller’s parts account outstanding balance with the Manufacturer and to pay such balance directly to the Manufacturer for Seller’s account. Buyer is not obligated to purchase old, opened, obsolete, superseded, incomplete, or damaged parts or accessories or any parts, accessories or sheet metal with no sales in the twelve (12) months prior to Closing. Buyer will not be obligated to purchase more than one year’s supply of any part or accessory (based on trailing one-year historical sales). Miscellaneous Supplies shall be purchased as provided for in subsection (d) below. The purchase price for all other parts not addressed in this Section or Section 1 will equal the value thereof as mutually agreed between Buyer and Seller provided, however, if the purchase price for such assets cannot be agreed upon, such assets shall be retained by Seller and be an Excluded Asset. If any parts and accessories or other inventories or goods that Buyer is not obligated to purchase hereunder are not removed from the Real Property within ten (10) days after the Closing Date, such property will automatically become Assets transferred to Buyer pursuant to the Bill of Sale without additional consideration.

(c)  Intellectual Property. Buyer shall purchase from Seller, and Seller shall sell to Buyer, Seller’s telephone and data numbers, website addresses and domain names (owned or registered by or on behalf of the Dealership, ), e-mail addresses, classified telephone and internet advertising, prospect data, customer sales, lease, finance and service records (both hard copy and electronic format (including deal jackets), for no additional cost to Buyer), Seller’s workman’s compensation and unemployment rating in the State of West Virginia, all lawfully transferable licenses and permits of the Dealership or Seller, Dealership Intellectual Property (defined below), leasehold improvements and fixtures, unused internal and customer repair order forms, customer lists and marketing materials and catalogues, retail buyer’s order forms, office and shop supplies, shop reference manuals, parts reference catalogs, all books and records necessary for the continued operation of the Dealership (including training and promotional materials, employee records of employees hired by Buyer, P.O. boxes, third party warranties in Seller’s favor and all licenses and rights to use all software ( other than Vision AST software and other than DMS systems not assumed by Buyer) on or used in connection with any personal computer or other computing device used in connection with the Dealership, etc.), parts sales tickets, unused purchase order forms and all other forms and Seller’s goodwill and going concern value relating to the Dealership. “Dealership Intellectual Property” means any rights or ownership of the Dealership or Seller to all (i) patents, patent applications, patent disclosures and improvements, (ii) trademarks, trade, service marks, trade dress, and logos (excluding trade names, service marks, trade dress and logos, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets; and (vi) social media, directory assistance, reputation management and e-commerce sites and accounts (including E-Bay, Facebook, Instagram, Twitter, yelp!, Dealer Rater, Edmunds and Google programs).

(d)  Other Assets. Gas, oil, grease, nuts and bolts (“Miscellaneous Supplies”) shall be purchased by Buyer with the value thereof being equal to the Dealership’s cost of such items (established by invoice or such other documentation reasonably requested by Buyer), less any incentives received, or rebates received with respect thereto. Work in Process shall be purchased by Buyer as provided for in Section 3 (c).

(e)  Buyer agrees to buy all of Seller’s body shop inventories of unopened and not expired containers of paint (base and tints), quantities of paint in spray booths and machinery that can be accurately determined, new and unused dry supplies, and new and unused sheet metal, if any (“Body Shop Inventories”). The purchase price for Body Shop Inventories shall be Seller’s cost in such inventories.

(f)  Excluded Assets & Name License. Notwithstanding anything in this Agreement to the contrary, the following assets are not being sold pursuant to this Agreement: (i) all cash and cash equivalents, wherever located and in whatever form (unless “petty cash” is noted on the Closing Memorandum or Closing Statement); (ii) promissory notes and other evidences of indebtedness; (iii) all insurance policies; (iv) accounts receivable; (v) any claims or causes of action of Seller against third parties; (vi) tax credits and claims for tax refunds; (vii) securities, voting or otherwise in any entity; (viii) any rights in connection with and any assets of any employee benefit plan of Seller; (ix) the minute books and capital stock records of Seller, (x) all employment contracts, relating to any employees of Seller or Seller’s operations, (xi) any contract to which Seller is a party that is not an Assigned Contract, and (xii) any vehicle or parts that are not included in the purchased Assets; (collectively, the “Excluded Assets”). Seller shall remove all vehicles that are Excluded Assets from the Premises within ten (10) days following the Closing.

(g)  Excluded Liabilities. Notwithstanding anything contained herein to the contrary, Buyer shall not assume, or cause to be assumed, or be deemed to have assumed or caused to have assumed or be liable or responsible for any liabilities or obligations (whether known or unknown, fixed, absolute, matured, unmatured, accrued or contingent, now existing or arising after the date hereof) of Seller or any of its Affiliates (other than the liabilities expressly assumed in this Agreement) including, but not limited to, the following obligations and liabilities of Seller and its Affiliates (such obligations and liabilities not assumed hereunder, the “Excluded Liabilities”):

(i)  any liabilities or obligations relating to any current or former employee or independent contractor of Seller or any of its Affiliates (whether or not such employee is hired by Buyer following the Closing) and labor matters relating to any such current or former employee or independent contractor including any liabilities or obligations arising out of or relating to any employee-related matter, employee-related payment obligation, collective bargaining contract, labor negotiation, severance cost, pension plan, profit sharing plan, deferred compensation plan, accrued holiday benefit, accrued bonus, salary, bonus plan, phantom stock award, stock option or purchase plan, employment contract, consulting contract, any Employee Benefit Plan or any entitlements arising as a result of or in connection with the consummation of the Purchase;

(ii)  any Taxes, interest, and penalties (i) attributable to the purchased Assets or the Business with respect to any Pre-Closing Period or (ii) imposed on Seller or any of its Affiliates;

(iii)  any liabilities or obligations related to the Excluded Assets;

(iv)  any liabilities or obligations arising out of or relating to indebtedness of Seller or any of its Affiliates;

(v)  any liabilities or obligations arising out of or relating to any contract which is not an Assigned Contract;

(vi)  other than in connection with the operation of the Business after the Closing Date, any liabilities or obligations arising out of operations prior to the Closing Date, and /or relating to any real property owned, leased, occupied or controlled by Seller;

(vii)  any Seller Transaction Expenses; and

(viii)  any liabilities or obligations arising from product liability claims for which the injury or loss giving rise thereto (not just the delivery of the notice of such claims) occurs prior to the Closing Date, including specifically all losses caused by or arising out of any alleged design, manufacture, assembly, installation, use or sale of any products manufactured by the Factory or the Business prior to the Closing Date, whether the commencement of any related litigation, arbitration, investigation, proceeding or claim occurs before or after the Closing Date Seller shall satisfy all Excluded Liabilities that are an obligation of Seller promptly when due.

3.  Prorations & Assigned Contracts.

(a)  Prepaid Expenses & Prorations. Current personal property taxes will be prorated and adjusted between Buyer and Seller as of the Closing Date based on the number of days in the year to which the taxes relate that each party occupies the property. If current tax bills are unavailable on the Closing Date, the prior year’s tax bills will be used for proration purposes and taxes will be re-prorated between Buyer and Seller when the current year’s tax bills are received. Any amounts owed by either Party with respect to such re-proration will be paid to the other Party within ten (10) days after the determination of such re-proration. All operating expenses (other than prepaid expenses) of the Dealership for the month of Closing will be prorated and adjusted between Buyer and Seller as of the Closing Date based on a thirty (30) day month. To the extent possible, the Parties shall cause all utility meters to be read on the day preceding the Closing Date. Unless the applicable utility terminates billing on Seller’s account as of the Closing Date, utilities payable by Seller (or Buyer, to the extent applicable) for the Dealership Property, including, but not limited to electricity, gas and water and sewer, shall be prorated as of the Closing Date. The adjustment therefor shall be made on the basis of the most recently historical data/billings therefor and shall be subject to final reconciliation based upon actual charges after receipt of a final bill by Seller. Buyer will make its own arrangements for any security deposits required by any utility company, and Seller will cancel and retain any deposits previously furnished. Buyer shall receive a credit against the Purchase Price for the cost to replace any missing special tools required by the Manufacturer’s most recent catalogue.

(b)  Within sixty (60) days after the Closing Date, the Parties shall make an adjustment to the Purchase Price to reflect any customary adjustments, additions and deletions necessary to properly reflect the categorization and/or amount of the Assets in accordance with this Agreement. In the event the Purchase Price is adjusted, the appropriate party shall effect a wire transfer of immediately available funds to the other party for the appropriate amount within five (5) days after the determination of the adjustment.

(c)  Customer Deposits & Work in Process. Upon Closing, Seller shall transfer to Buyer all customer deposits for incomplete orders taken by Seller in the ordinary course of business. Seller shall retain all escheatable deposits, including but not limited to security deposit on any real property lease, if applicable. At the Closing, Seller shall furnish Buyer with a list of such deposits (including “we owes”, due bills, etc.), setting forth, as to each, the name and address of the customer, any goods or services owed to the customer and the amount of the deposit, and Seller shall deliver to Buyer all documents in Seller’s possession reflecting such deposits, we owes, due bills, etc. Seller shall credit Buyer for all we owes/due bills on the Closing Date. The Bill of Sale or Closing Statement will contain a list and description of such customer transactions (and Work in Process, as detailed below). Seller shall credit Buyer the actual cost to complete all due bills. Buyer shall purchase from Seller, and Seller shall sell to Buyer, Seller’s pending service orders written by Seller in the ordinary course of business for an amount equal to Seller’s actual cost for parts and labor for any such orders which have been supplied by Seller which are in process at the opening of business on the Closing Date (“Work in Process”). Seller shall not receive the revenue from such Work in Process. Buyer may reject (and Seller shall retain) all Work in Process where (i) the Work in Process was not placed in the normal course of business; (ii) Seller does not possess an order signed by the customer authorizing such service, the vehicle isn’t at the Real Property on the Closing Date or such order has been open for longer than thirty (30) days prior to the Closing Date; (iii) the Work in Process does not provide for a profit to Buyer; or (iv) the Work in Process does not provide for cash or commercially reasonable credit terms on delivery of the vehicle.

(d)  Assigned Contracts. As of the Closing Date, Seller shall assign, and Buyer shall assume Seller’s contractual obligations, which Buyer has agreed to assume, listed on Schedule 3(d) hereto on the Closing Date (collectively, “Assigned Contracts”). The term “Assigned Contracts” excludes obligations and liabilities arising or accruing by the Closing Date or by reason of any breach or alleged breach by Seller, regardless of when such obligation or liability is asserted. Seller shall arrange for assignment of the Assigned Contracts at Seller’s cost. Buyer is not assuming any liabilities or obligations of Seller other than the Assigned Contracts or agree to pay, discharge or perform any liabilities or obligations arising out of any breach by Seller (other than with respect to a breach by Buyer) of any Assigned Contract.

4.  Deliveries.

(a)  At Closing, Buyer shall deliver to Seller the following:

(i)  the Purchase Price in immediately available funds, of which $2,500,000 (the “Holdback Amount”) shall be delivered to the Indemnity Escrow Agent (if not previously delivered) to hold under the Indemnity Escrow Agreement and the balance shall be delivered to Seller at Closing.

(ii)  A copy of resolutions duly adopted by Buyer’s Manager authorizing and approving Buyer’s performance of the transactions contemplated herein and the execution and delivery of all documents in connection with such transactions, certified by the secretary or manager of Buyer, as true and in full force as of the Closing Date.

(iii)  A certificate executed by an authorized member, manager, or officer of Buyer certifying that, as of the Closing Date, all of the representations and warranties of Buyer are true and correct in all material respects and that each and every covenant and agreement to be performed by Buyer prior to or as of the Closing Date pursuant to this Agreement has been performed in all respects.

(iv)  A certificate of existence in good standing for Buyer from the State of its formation dated within fourteen (14) days of the Closing Date.

(v)  Assignment and assumption of the Assigned Contracts , together with consents to the assignments where noted on Schedule 3 (d). as necessary, in form and substance reasonably satisfactory to Buyer (the “Assignment of Contracts”), duly executed by Buyer.

(vi)  The Indemnity Escrow Agreement executed by Buyer and Buyer’s Affiliates as named therein.

(b)  At Closing, Seller shall deliver to Buyer (or to Escrow Agent on behalf of Buyer), at Seller’s sole cost and expense, such bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer as provided for herein, and any other instruments in form and substance reasonably acceptable to Buyer as shall be necessary to vest effective in Buyer all right, title, and interest in and to the Assets, free and clear of all Encumbrances (except as provided herein), including without limitation, the following:

(i)  Duly executed Bill of Sale with respect to the Assets in the form and substance of Exhibit “A” attached hereto and incorporated herein by this reference (the “Bill of Sale”), and an Assignment of Trademarks, URLs and Telephone Numbers.

(ii)  Fully and properly executed transfers of MCOs, titles, or such instruments of title and other documents required to properly transfer Seller’ right, title and interest in and to the New Vehicles and Used Vehicles , and any other titled Assets to Buyer.

(iii)  A certificate executed by an authorized member, manager, or officer of Seller certifying that, as of the Closing Date, all of the representations and warranties of Seller are true and correct in all material respects and that each and every covenant and agreement to be performed by such Seller prior to or as of the Closing Date pursuant to this Agreement has been performed in all respects.

(iv)  A certificate of existence in good standing for Seller from the State of its formation dated within fourteen (14) days of the Closing Date.

(v)  A copy of resolutions duly adopted by each of Seller and LMP for the Necessary Seller Approvals authorizing and approving such Seller’s performance of the transactions contemplated herein and the execution and delivery of all documents in connection with such transactions, certified by the manager of each Seller, as true and in full force as of the Closing Date.

(vi)  Intentionally Omitted.

(vii)  Seller shall deliver customary payoff and termination letters from the holders of any liens or Encumbrances reflecting the payoff amount required for the release of liens on the Closing.

(viii)  Seller will provide evidence of Seller’ voluntary termination of its dealer agreements with the Manufacturer as it relates to the Dealership.

(ix)  The License Use Agreement executed by Seller attached as Exhibit “B”.

(x)  The Indemnity Escrow Agreement executed by Seller, and Seller’s Affiliates as named therein, and the escrow agent thereunder.

(xi)  Assignment and assumption of the Assigned Contracts, together with consents to the assignments where noted on Schedule 3(d). as necessary, in form and substance reasonably satisfactory to Buyer (the “Assignment of Contracts”), duly executed by Seller.

Such other instruments and documents as Buyer may reasonably consider necessary to effect the transactions contemplated herein

5.  Seller’s Representations & Warranties. Seller and LMP jointly, and severally , represent and warrant to Buyer on the Effective Date and the Closing Date as follows:

(a)  Formation. Seller is duly formed, validly existing, and in good standing under the laws of its organization and is duly qualified to transact business in the state in which the Dealership is located.

(b)  Authority. Subject to the Necessary Seller Approvals, Seller (i) has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and (ii) has taken all entity action necessary to authorize its execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereunder. For purposes of this Agreement, the “Necessary Seller Approvals” shall mean the consent of: Seller’s Board of Managers; LMP Automotive Holdings, LLC as the majority member of Seller; the Board of Directors of LMP; and the shareholders of LMP required to approve and authorize this Agreement and Transaction.

(c)  Conflicts. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement will not violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any nation or government, or any state, regional, local or other political subdivision thereof (“Governmental Authority”).

(d)  Assets. Seller is the owner of, and has good and valid title to, all of the Assets except any liens described on Schedule 5(d) (which shall be satisfied at Closing). To the Knowledge of Seller, there are no special assessments against any of the Assets. All of the fixtures and equipment used in the Business are in operating condition, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used.

(e)  Financial Statements. The Seller has delivered to Buyer the Financial Statements. Subject to the adjustment for Inventory as set for in Section 2 above, the Financial Statements are materially true, complete, and accurate. “Financial Statements” means Seller’s internally prepared, un-audited adjusted dealer income statements reflecting zero debt on the Dealership, substantially in the form required by Manufacturer, for the fiscal year ended December 31, 2021, and each of the completed months thereafter through the Closing Date, The Financial Statements are prepared in accordance with recognized industry standards and the Manufacturer’s guidelines and fairly present the financial condition of Seller’s business and the results of operations of Seller’s business, in all material respects, at the dates and for the periods covered by such financial statements and related materials. In connection with this representation of Seller regarding its financial statements, Buyer acknowledges Seller’s financial statements include expenses for a management fee to LMP, and exclude interest on Seller’s capital loan.

(f)  Compliance. The Dealership complies in all material respects with, and the Dealership has been conducted in all material respects in compliance with, all laws, rules and regulations (including all worker safety, applicable zoning and other laws, ordinances, regulations and building codes (collectively, the “Laws”). The Seller is not under investigation with respect to violations of any such Laws. To Seller’s Knowledge, Seller is not in material default of any its material agreements with third parties.

(g)  Litigation. There are no actions, suits, claims, investigations or other proceedings pending with respect to Seller, and, to the Seller’s knowledge, there is no action, suit, claim, investigation, proceeding, grievance, or controversy threatened against the Seller that could affect the ability to convey the Purchased Assets conveyed pursuant to this Agreement.

(h)  Good Title. Seller is the owner of, and has, good and marketable title to all of the Assets (including intangible assets such as websites and domain names); all of the Assets will be transferred to Buyer free and clear of all liens and encumbrances; and all of the Assets to be sold under the terms of this Agreement are, or on the Closing Date will be, in good operating condition and repair. Seller did not obtain any funds under the Paycheck Protection Program.

(i)  Licenses. Except as would not have a materially adverse effect on the Buyer, Seller has maintained all licenses and permits and has filed all registrations, reports and other documents required by local, state and federal authorities and regulating bodies in connection with the Dealership. None of the permits or licenses used by Seller in the operation of the Dealership has been terminated or revoked and to Seller’s Knowledge, no violations have been recorded regarding such licenses or permits, and no proceeding is pending or threatened seeking the revocation or limitation of any of them.

(j)  Assigned Leases and Contracts. To the Knowledge of Seller, each of the Assigned Leases and material contracts are valid, legal and binding and is in full force and effect. Seller has made all payments due under each of the Assigned Leases and any material contract through the date hereof. To the Knowledge of Seller, no event or condition has occurred and is continuing which, with or without the lapse of time or giving of notice, constitutes, or would ripen into or become, a breach of or default under an Assigned Leases and assigned material contract by the Seller, or, to the Seller’s Knowledge, by any other party thereto, in any term, covenant or condition of each Assigned Lease and assigned material contract.

(k)  Intellectual Property Rights. Except as set forth in Section 2c above, the Seller either owns or is otherwise entitled to use (under a license or otherwise) all Proprietary Rights necessary to conduct the business of the Business as presently conducted. For purposes of this Agreement, “Proprietary Rights” means all (i) trademarks, service marks, trade dress, logos, trade names and entity names and registrations and applications for registration thereof, (ii) copyrights and registrations and applications for registration thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software data and documentation, (v) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (vi) other proprietary rights or any intellectual property, and (vii) copies and tangible embodiments thereof (in whatever form or medium).

(l)  Taxes. Seller has duly filed all foreign, federal, state, county and local income, excise, sales, property, withholding, unemployment, social security, franchise, license, information returns and other tax returns and reports, or appropriate and permitted extensions thereto, required to be filed by it with respect to the Dealership or the Real Property. Each such return is true, correct, and complete in all material respects, and Seller has paid all taxes, assessments, amounts, interest and penalties due to applicable Governmental Authority. Seller has no liability for any taxes, assessments, amounts, interest or penalties of any nature whatsoever other than those for which Seller has created sufficient reserves or made other adequate provision. No governmental authority is now asserting or threatening to assert any deficiency or assessment for additional taxes, interest, penalties or fines with respect to Seller, or the Dealership.

(m)  Employment Matters. Except as set forth on Schedule 5(m), Seller has no oral or written collective bargaining or organized labor contracts, employment agreements, bonus, deferred compensation, profit sharing, welfare or health benefit, or retirement plan or arrangement, whether or not legally binding, nor is Seller currently paying any pension, deferred compensation or retirement allowance to anyone. Seller has no contract for the future employment of any person. Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. Seller has no knowledge that any Seller employee intends to terminate his or her employment. Seller has complied in all material respects with the applicable requirements for its employee medical and benefit plans, if any, as set forth in the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), including Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA”. There have not been any unfair labor practice complaints or work stoppages (within the past thirty-six (36) months) and there are no present or, to Seller’s Knowledge, threatened walkout, strike or labor disturbance involving any of Seller’s employees working primarily at the Dealership. The Seller has taken the required actions under Applicable Law to confirm the identity and work status eligibility of its Employees. The Seller has not received any written notice of any inspection or investigation relating to their alleged noncompliance with or violation of IRCA, nor has or otherwise penalized for any failure to comply with IRCA or for any willful violation of any other immigration law, rule or regulation.

(n)  Brokers. Except for Broker, no broker, investment banker, financial advisor, consultant or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Seller. The sole broker’s commission or finder’s fee payable as a result of the closing of the transaction contemplated herein shall be paid by Seller at Closing to Bank of America Securities, Inc. (“Broker”) in accordance with the separate agreements between Seller and Broker. No person other than Broker is entitled to any commission in connection with the transactions contemplated by this Agreement.

(o)  Prohibited Persons. Neither Seller nor any members of the Seller: (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury or the Annex to United States Executive Order 132224-Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or (ii) is a prohibited party under the laws of the United States.

(p)  Solvency. Immediately after the Closing Date, and after giving effect to the sale of the Purchased Assets and the other transactions contemplated by this Agreement, Seller will be solvent (in that both the fair value of its assets will not be less than the sum of its known debts, provided however, immediately after Closing, the Seller and LMP anticipate paying such known debts in full and dissolving the Seller.

(q)  In-house Warranty Work. Except as provided in Schedule 5(q) , Seller is not obligated to provide to any customers or third parties any coupons, pre-paid parts, accessories, services or in-house warranties which may result in a liability of the same to Buyer after the Closing. Except as reflected in Schedule 5(q), Seller has no agreement or understanding with any customer or third party to return or refund any portions of any amounts paid for any extended warranty or service contract or otherwise pay any amounts to customers who elect not to or do not make claims under such contracts, but if such an obligation exists, Seller shall pay all amounts owed.

(r)  Option Agreements. Except with respect to the Manufacturer and as provided on Schedule 5(r), there are no options, right of first refusals, or similar agreements in connection with the Assets.

As used in this Agreement, the phrases “Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of Seller’s officers, the Seller’s LLC company managers, the officers of LMP, the Board of Directors of LMP, the Dealership’s general managers, Sam Tawfik, and Richard Aldahan.

6.  Buyer’s Warranties & Representations. Buyer represents and warrants to Seller on the Effective Date and the Closing Date as follows:

(a)  Formation. Buyer is a Florida limited liability company. Buyer will be an entity duly formed and validly existing with authority to conduct business in West Virginia on the Closing Date.

(b)  Authority. Buyer has the requisite legal power and authority to execute and deliver this Agreement, to perform the obligations of Buyer hereunder, and to consummate the transactions contemplated hereby, all of which have been duly authorized and approved by all necessary entity action and for which no consent of any person or governmental authority is required for Buyer which has not been obtained (except as provided for in this Agreement for consents to be obtained and filings made before Closing), and no filing with or other notification to any person or governmental authority is required which has not been properly completed (except as provided for in this Agreement for consents to be obtained and filings made before Closing). This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, subject only to the application of debtor relief laws and general equitable principles.

(c)  Brokers or Finders. The Buyer has not incurred and will not incur any liability to any broker, finder or agent for any fees, commissions or similar compensation with respect to the transactions contemplated herein.

(d)  Conflicts. The execution and delivery of this Agreement by Buyer and the performance by Buyer of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement will not (i) contravene any provision of its organizational or governing documents, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against it, (iii) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except the HSR filing, or as otherwise provided for herein.

(e)  Litigation. There are no actions, suits, claims, investigations or other proceedings pending and, to the Buyer’s knowledge, there is no action, suit, claim, investigation, proceeding, grievance, or controversy threatened against the Buyer that could affect the Seller’s ability to convey the Purchased Assets to Buyer conveyed pursuant to this Agreement.

(f)  [Reserved].

(g)  Sufficiency of Funds.

(i)  Buyer or its affiliates have sufficient funds or access to sufficient funds to make payment of the Purchase Price and consummate the transactions contemplated herein;

(ii)  Immediately after the Closing Date, and after giving effect to the purchase of the Purchased Assets and the other transactions contemplated by this Agreement, Buyer (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its debts as they become absolute and matured); (ii) will have adequate capital with which to engage in its business; and (iii) will not have incurred debts beyond its ability to pay as they become absolute and matured.

(h)  Prohibited Persons. Neither Buyer nor any members or principals of the Buyer: (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury or the Annex to United States Executive Order 132224-Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or (ii) is a prohibited party under the laws of the United States.

7.  Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or express written waiver by Buyer) prior to or at the Closing, of all of the following conditions:

(a)  Manufacturer Approval. Manufacturer has issued to Buyer a new Dealership Sales and Service Agreement, or commitment therefor, on terms and conditions acceptable to Buyer in its sole discretion, approving Buyer’s board of directors and other designees, permitting Buyer to operate the Dealership at the Real Property as Seller has operated it in the past.

(b)  HSR Filing. If the HSR Filing is required to be made, all applicable waiting periods pursuant to the HSR Act shall have expired or have been terminated and there are no outstanding objections made by the Federal Trade Commission for a Closing of this transaction ..

(c)  Intentionally Omitted.

(d)  Closing Statement. Buyer has agreed to the Closing and Disbursement Statement which shall enumerate the Purchase Price, prorations and adjustments, all in accordance with this Agreement or as otherwise agreed upon by Seller and Buyer.

(e)  Consents. Seller has obtained all consents required for the Lease Assignments and contract assignments being assumed by Buyer.

(f)  Seller Performance. Seller has performed in all material respects all of its obligations hereunder to be performed prior to or at Closing and each of Seller’s representations and warranties contained in this Agreement are true and accurate as of the date made and at Closing.

(g)  [reserved].

(h)  No Litigation. No proceeding with Seller as a Party, shall be pending before any court or other Governmental Authority, wherein an unfavorable injunction, judgement, order, decree, ruling, or charge would (1) restrain, enjoin, prohibit or prevent consummation of this transaction or any other transaction contemplated by this Agreement, or (2) cause the transaction to be rescinded following consummation.

(i)  Buyer shall have received all of the documents, certificates and resolutions described in Section 4.2(b), in form and substance reasonably satisfactory to Purchaser.

(j)  Adverse Change. Since the Effective Date, no Material Adverse Change shall have occurred. “Material Adverse Change” means any change, event or occurrence that individually or in the aggregate (taking into account all other such changes, events or occurrences) has had, or would be reasonably likely to have, a material adverse effect upon the assets, business, operations, financial condition or prospects of Seller, but shall not include any event or circumstance or change arising out of or attributable to general economic or political conditions, conditions generally affecting the motor vehicle industry (including supply chain problems), or the COVID-19 pandemic.

(k)  Necessary Seller Approvals. Seller has obtained the Necessary Seller Approvals.

(l)  Termination of Options and Minority Rights. Each of the agreements listed on Schedule 5(r) shall have been either terminated, waived, or Seller shall have been released and received a waiver from such minority member from any option or similar obligations thereunder, and the minority member and its principal(s) shall have agreed to a noncompetition provision of at least two (2) years with a seventy-five (75) mile radius of the Dealership.

(m)  Agreements Not To Compete. Seller, LMP, Sam Tawfik and Richard Aldahan, as officers of LMP, shall have executed an Agreement Not to Compete substantially in the form attached hereto as Exhibit D.

(n)  The Purchaser’s obligation to close is further conditioned upon:

(i) The receipt by Buyer or its affiliate of a fully executed Real Estate Purchase Agreement, materially in the same form as the other REPAs with The MEG Rental Corporation (“Landlord”) for the real property currently leased for the operation of the Subaru store at 117 Midtown Avenue, Mt. Hope West Virginia 25880 and which is situated described in the exhibits to the Lease between Seller and Landlord (the “Leased Land”) for a purchase price not to exceed the appraised value of the Leased Land; and

(ii) The simultaneous closing and conveyance of good and marketable title to the Leased Land at the same time as the closing of the Assets.

(iii)  Termination of the Lease upon Buyer or its affiliates purchase of the Leased Land.

8.  Conditions to Seller’s Obligations. Seller’s obligation to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or written waiver by Seller), prior to or at the Closing, of all of the following conditions:

(a)  Purchase Price Payment. Buyer paid Seller the aggregate Purchase Price for the Assets.

(b)  Buyer Performance. Buyer performed in all material respects all of its obligations hereunder to be performed prior to or at Closing each of Buyer’s representations and warranties contained in this Agreement are true and accurate as of the date made and at Closing.

(c)  [reserved].

(d)  HSR Filing. If the HSR Filing is required to be made, all applicable waiting periods pursuant to the HSR Act shall have expired or have been terminated and there are no outstanding objections made by the Federal Trade Commission for a Closing of this transaction.

(e)  Necessary Seller Approvals. The receipt, of the Necessary Seller Approvals.

(f)  Closing Statement. Buyer executed and delivered the Closing and Disbursement Statement which shall enumerate the Purchase Price, prorations and adjustments, all in accordance with this Agreement or as otherwise agreed upon by Seller and Buyer.

(g)  Seller shall have received all of the documents, certificates and resolutions described in Section 4.2(a), in form and substance reasonably satisfactory to Seller.

9.  Pre- & Post-Closing Covenants.

(a)  Pre-Closing. Promptly upon the execution of this Agreement, Seller shall notify the Manufacturer regarding the transactions contemplated by this Agreement. Buyer (or its affiliate) shall promptly apply to the Manufacturer for the issuance of a contractual right to operate an automobile dealership upon the Premises. The Parties shall use commercially reasonable best efforts to obtain Manufacturer approval as soon as possible. Seller shall promptly provide the requisite information, documents and access necessary to prepare for Closing and ensure a seamless operational transfer of the Assets. Effective as of the Closing, Seller shall terminate its Dealer Sales and Service Agreements with the Manufacturer relative to the Dealership location and execute and deliver all of the Manufacturer’s customary documents and promptly remove Manufacturer’s intellectual property from all publicly visible Excluded Assets in every form and medium (i.e., retained internet sites, signs, etc.). Seller shall fully cooperate with Buyer, and take all reasonable steps to assist Buyer, in Buyer’s efforts to obtain its own similar Dealer Sales and Service Agreements with the Manufacturer. All actions to be taken at the Closing pursuant to this Agreement will be deemed to have occurred simultaneously, and no action, document or transaction will be deemed to have been taken, delivered or effected, until all such actions, documents and transactions have been taken, delivered or effected. Promptly after the Closing, Seller shall transfer to Buyer certificates of title or origin for all vehicles and all of its registration lists, owner follow-up lists and service files on hand as of the Closing, provided that such lists and files relate to the Assets. If Seller presents assets for purchase post-Closing that would have otherwise been Assets, then such assets may be purchased at a mutually agreed to price or otherwise retained by Seller.  Buyer is not required to submit an offer.  This does not apply to in-transit vehicles from the Manufacturer. Buyer shall retain and safeguard the pre-Closing customer paper deal jackets retained by Buyer in accordance with law, and, until Buyer destroys such records in accordance with company policy in effect from time to time, Seller shall have reasonable access to Seller’s pre-Closing customer records (e.g., paper deal jackets) and any records related to Assigned Contracts after the Closing for any legitimate purpose, such as (by way of example and not by limitation) for resolving customer inquiries.

(b)  Dealership Operations Pending Closing. Pending Closing, Seller shall continue to operate the Dealership in substantially the same manner as it has been operated by Seller in the past and Seller shall: (i) use commercially reasonable efforts to maintain working relationships with all suppliers, customers, employees and others having contact with the Dealership and bring all payables current as of the Closing Date; (ii) maintain current insurance policies in full force and effect; (iii) exercise reasonable diligence in safeguarding and maintaining the confidentiality of all books, reports and data pertaining to the Dealership, including use its commercially reasonable best efforts to ensure that Seller’s sales and service records remain adequately protected; failure to do so is a material breach of this Agreement; (iv) not grant increases in salary, pay or other employment related benefits to any officers or employees of the Dealership, except in the ordinary course of business; (v) not conduct any liquidation, close-out or going out of business sale or, (vi) attempt to order and restock inventory sold; (vii) intentionally omitted; (viii) not enter into any contract or agreement which is not terminable without penalty on not more than 30 days’ notice and which provides for payment by the Dealership, except those in the ordinary course of business; and (ix) not take or permit any action which would result in Seller’s representations or warranties becoming incorrect or untrue in any material respect.

(c)  Employee Matters.

(i)  Seller shall terminate or take all appropriate action in connection with pension, profit sharing and health and welfare benefit plans, if any, that are applicable to Seller and/or Seller’s employees (“Plans”), prior to or at Closing, so that Buyer will have no responsibility or liability or obligation of any nature under Plans to any person, firm or corporation whatsoever. If any applicable law provides that Buyer is or will be liable for any liability or obligation under any Plan despite Seller’s contractual liability for such liability or obligation hereunder, and Seller fail to pay or perform such liability or obligation within five (5) days after Buyer’s written demand, then in addition to any other remedies available, such amounts may be set off from time to time from any amount Buyer (or its affiliate) owes Seller (or its affiliate). Seller (including all employers, whether or not incorporated, that are treated together with Seller as a single employer within the meaning of Section 414 of the Code or, where appropriate, Seller’s health and welfare benefit plans that are “group health plans” will retain liability for and will pay when due all benefits (including all liabilities and obligations for or arising from any “COBRA” health care continuation coverage required to be provided under Section 4980B of the Code and Sections 601-608 of ERISA) attributable as of the Closing Date to “covered employees” or “qualified beneficiaries” entitled to “continuation coverage” (as those terms are defined in Section 4980B of the Code) regardless of when services were rendered or expenses incurred. By Closing, Seller shall pay all wages due Seller’s employees as of the Closing Date. At Closing, Buyer shall assume Seller’s obligations for payment of unused vacation, paid time off, holiday pay, sick pay and other similar compensation accrued to those employees of Seller which are retained by Buyer, and Buyer shall receive a credit against the Purchase Price for such amounts. Buyer shall be responsible to satisfy such amounts to the former employees of Seller to the extent of the credit received provided, however Buyer shall not be liable for any such amounts that are disputed or in excess of the credit given at the Closing and Seller and LMP shall defend and hold Buyer harmless for such disputed amounts. Seller shall terminate its employees on the Closing Date. Provided the Closing takes place, Buyer may, but is not obligated to, employ Seller’s employees who are willing to accept the offered employment with Buyer, and Buyer will give due regard to such employees’ benefits from their prior employer, so long as such employees meet all eligibility requirements, including any probationary period; provided that, notwithstanding anything in this Agreement to the contrary, Buyer shall hire on an at-will basis enough of Seller’s employees (each selected by Buyer in its sole and absolute discretion) so that Buyer and Seller will be in compliance with the provisions of the Workers Adjustment and Retraining Notification Act, 29 U.S.C. §2101-2109, if applicable. The foregoing does not grant to any of Seller’s individual employees a right of employment by Buyer.

(ii)  Subject to the approval and cooperation of Seller’s applicable health insurance plans and policies, Buyer shall have the right to cause Seller to continue its health insurance plans (including the related ancillary insurance benefits such as dental, vision, short term disability) for the employees of Seller that Buyer retains for the month of the Closing and the month following the Closing. In such case, the applicable premiums shall be prorated based upon the number of days allocable to Seller prior to Closing Date and Buyer following the Closing Date.

(d)  Seller’s Receivables. Following the Closing, upon the receipt of accounts receivable of the Seller, Buyer will remit checks thereof directly to the Seller at its principal office on a weekly basis. Buyer shall accept payment of Seller’s accounts receivable and Manufacturer warranty payments arising out of the operation of the Dealership prior to Closing for a period of 180 days. Buyer shall turn over to Seller on the last day of each calendar month during said period all of the monies it received as cleared funds so accepted on said accounts receivable during the previous calendar month. Buyer is not obligated to accept payments of such accounts receivable after such 180-day period, but if Buyer does so then Buyer will promptly pay the same over to Seller. Buyer is only obligated to accept payment during such period, not to attempt to enforce payment. No adjustment will be made in any of such accounts receivable without Seller’s permission. Seller reserves the right to pursue legal remedies of collection upon default by the customer with respect to any receivables owed to Seller. Buyer shall have no obligation to pursue or otherwise actively work to collect any of such Seller receivables or Manufacturer warranty payments. At the end of said 180-day period, Buyer shall no longer be obligated to accept payments of such accounts receivable. If Buyer does accept payment of any of Seller’s accounts receivable after expiration of the 180-day period, Buyer shall hold same in trust for Seller and promptly pay same over to Seller. It is understood that Buyer’s responsibility, so far as such collection is concerned, is only to accept monies paid on Seller’s accounts receivable and shall not include any obligation to ascertain the correct amount of any accounts receivable. Upon reasonable notice to Buyer, Buyer shall provide Seller with access to records relating to Seller’s operation of the Dealership, but Seller and LMP agree that they shall have no right to utilize the employees of Buyer to provide accounting or other bookkeeping services to themselves.

(e)  Manufacturer Payments. The Parties shall use their commercially reasonable efforts to ensure that (i) amounts due to Seller but collected by Buyer (e.g., Manufacturer receivables, Manufacturer credits relating to items such as warranty claims or other claims, credit card payments, etc.) arising out of or in connection with the operation of the Dealership prior to Closing will be paid over to Seller promptly; (ii) amounts due to Buyer but collected by Seller arising out of or in connection with the operation of the Dealership on or following the Closing or as provided in this Agreement will be paid over to Buyer promptly; (iii) amounts paid by Seller but owed by Buyer as a result of Manufacturer erroneously billing Seller for items arising out of or in connection with the operation of the Dealership following Closing will be paid over to Seller promptly; and (iv) amounts paid by Buyer but owed by Seller (e.g., any finance contract chargebacks, insurance (e.g. credit life, accident and health, extended warranty, etc.) chargebacks, or repossessions and all rebates to Seller’s customers of premiums for credit life insurance, credit accident and health insurance, mechanical insurance coverage and GAP insurance) as a result of Manufacturer or any third party erroneously billing Buyer for items arising out of or in connection with the operation of the Dealership prior to Closing will be paid over to Buyer promptly. This section survives Closing indefinitely. If there are vehicles in-transit on the Closing Date (whether or not they are physically present) that have not been funded by Seller’s floor plan lender and the Parties do not know whether they will be paid for by Buyer’s floor plan lender or Seller’s floor plan lender, then the Parties may separately schedule those vehicles, Buyer will buy them but not pay for them, and, if such vehicles are funded by Seller’s floor plan lender, then Seller shall notify Buyer and Buyer shall promptly pay Seller’s floor plan lender such amounts. Any other payments related to such vehicles misdirected by the Manufacturer will be redistributed as contemplated by this Section 9(e). Buyer with any needed cooperation of Seller shall undertake all accounting, bookkeeping and reconciliation as necessary under this section and shall make all payments as necessary. On a monthly basis, Buyer shall present Seller with a reconciliation and the amount owed by Buyer or by Seller (if any) and the parties shall pay any amounts owing to the other within ten (10) business days.

(f)  Dealing and Non-Circumvent. In order to induce Buyer to enter into this Agreement, during the period commencing on the Effective Date until the Closing Date (or earlier termination of this Agreement), Seller and LMP will not and will cause each of its stockholders, managers, directors, officers, agents, advisors and other representatives to not, directly or indirectly, through affiliates or otherwise, (i) enter into any sale, lease, pledge or other disposition of all or any significant part of the purchased Assets, or any agreement for the sale of any capital stock or other equity securities of Seller, or agreement relating to a merger, consolidation or other acquisition proposal involving Seller or its member with any other party, or any transaction similar to the foregoing in format or purpose, with any party other than Purchaser; or (ii) enter into any transaction (A) with a total cumulative and aggregate value in excess of One Hundred Fifty Thousand Dollars ($150,000), or (B) outside of the ordinary course of business of Seller consistent with past practice in contemplation of any transaction described above with any party other than Buyer; or (iii) encourage, solicit, provide information to or negotiate with any party, other than Buyer, to do any of the foregoing.

(g)  License Use. The Parties acknowledge that the State of West Virginia Division of Motor Vehicles may be experiencing delays in the processing of motor vehicle dealer licenses. The Seller hereby agrees that the Buyer may use the Seller’s licenses required under the laws of the State of West Virginia to operate the Business for a period of not more than 60 days after the Closing Date (and the Seller shall maintain all such licenses during such period). As a material inducement to the Seller to permit the Purchaser’s use of such licenses: (a) Buyer agrees that it will use best efforts to obtain its own licenses with the State of West Virginia as promptly as practicable , and (b) Buyer hereby agrees to indemnify and hold Seller, its respective affiliates, and their respective owners, managers, members, controlling persons, directors, officers, and employees (collectively, the “Seller Indemnified Parties”) harmless from and against any cost or liability, including reasonable attorneys’ fees, incurred by any Seller Indemnified Party in connection with or as a result of the Buyer’s use of the Seller’s licenses. Upon the Effective Date, the Seller will provide Buyer with a copy of the Seller’s DMV and other state and county regulatory licenses. Buyer agrees to add the Seller to its general liability insurance coverage as an additional insured during the term of the License Use Agreement. To effect the Purchaser’s use of the Seller’s license as contemplated hereby, the Seller agrees at the Closing to enter into a license use and indemnification agreement sufficient to satisfy applicable law for such license use in the form of Exhibit B hereto (the “License Use Agreement”).

10.  Access.

(a)  Upon receipt of Manufacturer’s approval to transfer the Dealership to Buyer, Buyer may set up Buyer’s computer system parallel to Seller’s computer systems for the Dealership, provided, however, Seller’s systems shall not be turned off until the Closing Date. Following the Effective Date, Buyer’s Information Technology personnel may access the Dealership for the purposes of assessment of technology resources and criteria, and may interact with Seller’s Chief Technology Officer(s) (or such other technicians as Seller may approve) to facilitate any applicable transfer purchased Assets.

(b)  Seller shall permit representatives of Buyer to have access to and to examine the records, properties and assets associated with the Assets and the Real Property, provided, however, all access hereunder shall be subject to this Agreement. Any access by Buyer shall be at times determined by Sellers and Buyer and in a manner so as not to interfere with the normal business operations of Seller .

(c)  Buyer’s Information Technology personnel may have certain access to the Dealership (no login access) for the purposes of assessment of technology resources and criteria, and may interact with Seller’s Chief Technology Officer(s) (or such other technicians as Seller may approve). Following receipt of Manufacturer approval for transfer of the Dealership to Buyer, Seller shall contact its providers for DMS, CRM, and any other third-party data servicers, and execute all necessary documents to effectuate the transfer all intangible data Assets to Buyer’s DMS system on the Closing Date. Buyer shall be solely responsible for any and all costs associated with effectuating the transfer of all intangible data Assets to Buyers DMS system.

11.  Default & Termination. Notwithstanding any provision in this Section 11 to the contrary, no Party may terminate this Agreement due to the breach of another Party if the first Party is in material breach of this Agreement.

(a)  Termination. The Parties may exercise their respective rights of termination by the delivery of written notice of termination to the other Party at any time prior to the completion of the Closing. This Agreement and the transactions contemplated hereby may be terminated on or before the Closing Date as follows:

(i)  By the mutual written agreement of the Parties;

(ii)  By Buyer if a breach of any material provision of this Agreement has been committed by Seller and such breach has not been either (A) cured within ten (10) days after written notice to Seller, or (B) waived in writing by Buyer;

(iii)  By Seller if a breach of any material provision of this Agreement has been committed by Buyer and such breach has not been either (A) cured within ten (10) days after written notice to Buyer, or (B) waived in writing by Seller;

(iv)  By Seller if Seller’s conditions precedent to Closing have not been satisfied by the Closing Date Deadline; or

(v)  By Buyer if Buyer’s conditions precedent to Closing have not been satisfied by the Closing Date Deadline; or

(vi)  By Seller or Buyer, if the Closing has not occurred by the Closing Date Deadline.

Unless this Agreement is terminated by Seller under the provisions of Section 11(a)(iii), Buyer shall be entitled to receive a return of the Deposit upon a termination.

(b)  Buyer’s Default. If prior to Closing Buyer breaches this Agreement and fails to cure as provided above, then Seller’s sole right and exclusive remedy will be to terminate this Agreement by giving written notice thereof to Buyer and then Seller may take the Deposit as liquidated damages in full settlement of all claims, remedies or causes of actions against Buyer under this Agreement, including the remedy of specific performance and other forms of equitable relief. It is impossible to estimate more precisely the damages which might be suffered by Seller upon Buyer’s default. Seller’s retention of the Deposit is intended not as a penalty, but as full liquidated damages.

(c)  Seller Default. If prior to Closing, if Seller breaches this Agreement and fails to cure as provided above, then Buyer may exercise any and all rights and remedies available to it at law or in equity, including (i) an action in equity against Seller (pursuant to which Buyer is not obligated to post a bond or prove special damages or irreparable injury) for the specific performance by Seller of the terms and provisions of this Agreement and disgorgement of profits from the date of the Closing Date Deadline until receipt of any applicable remedy at law or equity in the Buyer’s favor; and (ii) the right to terminate this Agreement by giving written notice of such termination to Seller and receive a full refund of the Deposit without prejudice to any of Buyer’s rights or remedies including an action for direct damages, but not consequential damages.

(d)  [reserved].

(e)  Breakup Fee. If this Agreement is terminated by any Party hereto due to the failure of Seller or LMP to obtain the Necessary Seller Approvals prior to the Closing Date Deadline, regardless of the reason for such failure, then Buyer shall be entitled to receive from Seller and LMP, and Seller and LMP shall be obligated to pay Buyer within 3 business days following receipt of an invoice from Buyer, a fee (the “Breakup Fee”) equal to the reasonable costs and fees expended or incurred by Buyer for the transactions contemplated herein and in connection with the purchase of the Leased Land.

12.  Survival and Indemnification.

(a)  Representations and Warranties Survive Closing. It is the express intention and agreement of the parties that all representations and warranties made by the parties in this Agreement shall survive the Closing for a period of twenty-four (24) months. Thereafter, all representations and warranties made by the parties in this Agreement shall terminate and no action may be had on them (excepting claims made during the Survival Period may continue to be pursued). All covenants and agreements of the parties shall survive the Closing in accordance with their terms.

(b)  Buyer’s Obligation to Indemnify. Following the Closing, Buyer will indemnify and hold Seller, its affiliates, managers, member, and officers harmless from and against any and all liability, loss, damage, or deficiency (collectively, “Losses”) resulting from: (i) any misrepresentation, breach of warranty, or non-fulfillment of any agreement on the part of Buyer under this Agreement; (ii) any misrepresentation in or occasioned by any certificate, document, or other instrument furnished or to be furnished by Buyer in connection with the transactions contemplated by this Agreement; (iii) the ownership, management and operations of the Dealership or the Assets from and after the Closing Date; (iv) any misrepresentation, inaccuracy, or failure of any representation or warranty of Buyer; (v) the Assigned Contracts, and; (vi) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including without limitation, reasonable legal fees and expenses incident to any of the foregoing or incurred in investigating or attempting to void the same or to oppose the imposition thereof or in enforcing this indemnity.

(c)  Seller’s Obligation to Indemnify. Following the Closing, Seller and LMP (jointly and severally with Seller) will indemnify and hold Buyer, its affiliates, managers, members, officers, and directors harmless from and against any and all Losses resulting from: (i) any misrepresentation, default, breach of warranty or non-fulfillment of any agreement on the part of Seller or LMP under this Agreement; (ii) any misrepresentation in or occasioned by any certificate, document, or other instrument or to be furnished by Seller or LMP in connection with the transactions contemplated by this Agreement; (iii) the ownership, management, and operations of the Dealership or the Assets prior to the Closing Date; (iv) any misrepresentation, inaccuracy, or failure of any representation or warranty of Seller; (v) the Excluded Liabilities; (vi) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including without limitation, reasonable legal fees and expenses incident to any of the foregoing or incurred in investigating or attempting to void the same or to oppose the imposition thereof or in enforcing this indemnity, and (vii) any audits, including warranty audits, for sales, service and business operations of Seller arising or accruing prior the Closing Date.

(d)  Limitations. No claim may be made for indemnification in respect of a breach of a representation or warranty unless notice of such claim is delivered in writing prior to the expiration of the survival of the representation or warranty that is the subject of such claim. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only if the party bringing the action for breach gives written notice of such breach to the other party before the end of the Survival Period. Notwithstanding anything in this Agreement to the contrary, no indemnification shall be required to be made under Section 12(c) for a misrepresentation or breach of a warranty hereof in respect of any Loss unless, and to the extent that, the aggregate amount of the Buyer’s Group Global Losses exceeds $50,000; provided, however, that the foregoing limitation shall not apply to any Loss with respect to intentional misconduct or fraud. Notwithstanding anything in this Agreement to the contrary, no indemnification shall be required to be made under Section 12(b) for a misrepresentation or breach of a warranty hereof in respect of any Loss unless, and to the extent that, the aggregate amount of the Seller’s Group Global Losses exceeds $50,000. Notwithstanding anything in this Agreement to the contrary, the Seller and LMP shall not have any liability whatsoever under Section 12(c) for a misrepresentation or breach of a warranty hereof in respect of any Loss of any amount by which the Losses payable by the Seller and LMP shall, individually or in the aggregate, exceed Seller’s Group Global Cap of $2,500,000. For the purposes of applying the foregoing liability limitations, amounts paid by Seller, LMP and Seller’s affiliates shall be aggregated. Notwithstanding anything in this Agreement to the contrary, the foregoing limitation on liability shall not apply to any Losses arising or resulting from intentional misconduct or fraud of the Seller, or LMP or their affiliates. For purposes of this Agreement, “Buyer’s Group Global Losses” shall mean the cumulative Losses of Buyer and Buyer’s affiliates who purchase any of the Subject LMP Dealerships as provided for under their Dealership Asset Purchase Agreements with Seller or Seller’s affiliates. For purposes of this Agreement, “Seller’s Group Global Losses” shall mean the cumulative Losses of Seller and Seller’s affiliates who sell any of the Subject LMP Dealerships as provided for under their Dealership Asset Purchase Agreements with Buyer or Buyer’s affiliates. For purposes of this Agreement, “Seller’s Group Global Cap” shall mean the cumulative liability of LMP, Seller and Seller’s affiliates for Losses to Buyer and Buyer’s affiliates (excluding Losses arising or resulting from intentional misconduct or fraud) under their Dealership Asset Purchase Agreements for any of the Subject LMP Dealerships.

(e)  Matters Involving Third Parties.

(i)  To be entitled to such indemnification, the party claiming indemnification (“Indemnified Party”) will give the other party (“Indemnifying Party”) prompt written notice of the assertion by a third party of any claim with respect to which the Indemnified Party might bring a claim for indemnification hereunder (“Third Party Claim”), and in all events must have supplied such notice to the Indemnifying Party within the applicable period for defense of such claim; provided, however, that the failure to give prompt written notice as prescribed above will not preclude indemnification so long as such failure does not prejudice the Indemnifying Party’s defense against such claim.

(ii)  The Indemnifying Party will be entitled, at its own expense, to participate in the defense of such action, proceeding or claim, and, if (i) the action, proceeding or claim involved seeks (and continues to seek) solely monetary damages, environmental remediation or relates to any liability for taxes, (ii) the Indemnifying Party confirms, in writing, its obligation hereunder to indemnify and hold harmless the Indemnified Party with respect to such damages in their entirety, and (iii) the Indemnifying Party, in the reasonable judgment of the Indemnified Party, will be able to satisfy any adverse judgment as a result of its indemnification obligation with respect to such action, proceeding or claim, then the Indemnifying Party will be entitled to assume and control such defense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval will not be unreasonably withheld or delayed. The Indemnified Party will be entitled to participate therein after such assumption, the costs of such participation following such assumption to be at its own expense. Upon assuming such defense, the Indemnifying Party will have full rights to enter into any monetary compromise or settlement which is dispositive of the matters involved; provided, that such settlement is paid in full by the Indemnifying Party and will not have any direct or indirect adverse effect upon the Indemnified Party.

(iii)  With respect to any action, proceeding or claim as to which (i) the Indemnifying Party does not have the right to assume the defense or (ii) the Indemnifying Party will not have exercised its right to assume the defense, the Indemnified Party will assume and control the defense of and contest such action, proceeding or claim with counsel chosen by it and approved by the Indemnifying Party, which approval will not be unreasonably withheld or delayed. The Indemnifying Party will be entitled to participate in the defense of such action, proceeding or claim, the cost of such participation to be at its own expense. The Indemnifying Party will be obligated to pay the reasonable attorneys’ fees and expenses of the Indemnified Party. The Indemnified Party may not settle such action, proceeding or claim without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld.

(iv)  Both the Indemnifying Party and the Indemnified Party will cooperate fully with one another in connection with the defense, compromise or settlement of any such action, proceeding or claim, including, without limitation, by making available to the other all pertinent information and witnesses within its control.

(f)  Procedures for Indemnification - Other Claims. A claim for indemnification relating to a breach of a warranty or representation for any matter not involving a Third-Party Claim must be asserted by notice to the Indemnifying Party by the Indemnified Party on or before the expiration of the Survival Period. The Indemnifying Party will have the obligation to eliminate or mitigate its indemnification obligation under this Agreement by affecting a cure of any breach of this Agreement not related to any Third-Party Claim (including any document, certificate, instrument or agreement to be executed and/or delivered under this Agreement), if susceptible of cure, within thirty (30) days after any such notice. The Indemnifying Party will pay any uncured indemnification claim and any claim that is not capable of cure that is undisputed promptly after such notice and failure to cure. The Indemnifying Party will promptly pay any other indemnification claim upon resolution by an agreement with the Indemnified Party or upon a final, non-appealable order of a court of competent jurisdiction. All claims for indemnification as to a breach of a representation or warranty will survive as to any claim or demand made on or before the expiration of the Survival Period until such claim or demand is fully paid or otherwise resolved by the parties hereto in writing or by a court of competent jurisdiction.

(g)  Seller’s Security for Indemnification Claims. To secure the indemnity obligations of Seller and LMP under this Section 12. for claims made by Buyer and claims of Buyer’s affiliates for indemnification under their Dealership Asset Purchase Agreements and underlying Real Estate Purchase Agreements with Seller’s affiliates within 24 months of the Closing Date of the first transaction that closes under the Dealership Asset Purchase Agreements being executed simultaneously herewith; the Parties and their affiliates who sell and purchase any of the Subject LMP Dealerships shall enter into an Indemnity Escrow Agreement with Greenberg Traurig, PA, as the “Indemnity Escrow Agent”. Seller and Seller’s affiliates shall fund the Holdback Amount under the Indemnity Escrow Agreement in full upon the Closing Date of the first transaction that closes under the Dealership Asset Purchase Agreements being executed simultaneously herewith. The form of the Indemnity Escrow Agreement is attached as Exhibit C .

(i)  Subject to the limitations set forth in this Section 12, all payments by the Seller or LMP to Buyer pursuant to this Section 12 shall be satisfied first from the Indemnity Escrow Funds (to the extent the Indemnity Escrow Funds are sufficient, and then, subject to the limitations herein, the Seller and or LMP shall pay any excess due hereunder directly) and the Buyer and the Seller and their affiliates shall execute the necessary documents instructing the Indemnity Escrow Agent to make the applicable payments.

(ii)  On the first year anniversary following the Closing Date, an amount equal to 50% of the total Indemnity Escrow Funds originally funded to the Indemnity Escrow Agent minus  the amount of claims paid by the Indemnity Escrow Agent, and minus the aggregate outstanding  amount, if any, which Buyer or any of Buyer’s affiliates has claimed for indemnification on or prior to such date shall be released to the Seller, LMP and or Seller’s affiliates on such date (if such number is positive), and the Buyer and the Seller and their affiliates shall execute the necessary documents instructing the Escrow Agent to make the applicable payment.

(iii)  On the second year anniversary following the Closing Date, an amount equal to the balance of the Indemnity Escrow Funds minus the aggregate outstanding  amount, if any, which Buyer or any of Buyer’s affiliates has claimed for indemnification on or prior to such date (any such claim, a “Remaining Indemnity Claim”) shall be released to the Seller, LMP and or Seller’s affiliates on such date, and the Buyer and the Seller shall execute the necessary documents instructing the Escrow Agent to make the applicable payment.  Following the final resolution of any Remaining Indemnity Claim, if the Indemnity Escrow Funds exceed the aggregate amount, if any, which any of Buyer or Buyer’s affiliates has claimed under Section 12 or under any of their Dealership Asset Purchase Agreements with respect to Remaining Indemnity Claims that remain unresolved, the excess Indemnity Escrow Funds shall be released to the Seller, Seller’s affiliates or LMP on such date, and the Buyer and the Seller and their affiliates shall execute the necessary documents instructing the Escrow Agent to make the applicable payment.

13.  Miscellaneous.

(a)  Transaction & Enforcement Costs. Each Party shall bear its own costs and expenses, including legal and accounting fees, incurred in connection with this Agreement and the transactions contemplated hereby, and shall pay such costs and expenses whether or not the Closing occurs. Notwithstanding the foregoing, in the event of any litigation between or among the Parties to enforce any provisions or rights hereunder, the unsuccessful Party, as determined by a final judgment, shall pay to the successful Party therein all costs and expenses of such Party (and any of such Party’s agents, such as attorneys or accountants) expressly including, but not limited to, reasonable attorneys’ fees and court costs incurred therein by such successful Party, which costs, expenses and attorneys’ fees will be included in and as a part of any judgment rendered in such litigation.

(b)  Confidentiality. Each Party and its representatives shall hold in strict confidence all data and information obtained in connection with this transaction, including all financial and other information of or related to the Dealership and the terms of this Agreement, and shall not directly or indirectly at any time reveal, report, publish, disclose or transfer to any person any of such data and information or utilize any of such data or information for any purpose; provided, however, each Party may disclose information to Manufacturer and legal, tax, accounting advisors, lenders and potential lenders and other parties deemed by a Party to be necessary or appropriate in connection with the transactions described herein, provided that such persons acknowledge that they too are bound by the confidentiality provisions contained herein. Notwithstanding any contrary provision herein, Buyer may notify governmental organizations (e.g., the Security and Exchange Commission, the FTC, if applicable) of this Agreement and the transactions contemplated hereby by filing an unredacted copy of this Agreement. The Parties may not otherwise announce the transactions contemplated hereby which may identify the Seller, the Buyer, and the Dealership to the general public without the consent of the other. Further, notwithstanding any contrary provision herein, Buyer may apply for licenses, tax applications, qualifications, and fictitious name registrations required for its business operations and the parties may disclose this transaction to obtain the necessary consents related to contract assumptions and the Necessary Seller Approvals.

(c)  Relationship & Authority. Each Party is acting as an independent contractor. Each Party is responsible for all taxes relating to its operation, including payroll taxes for its employees and nothing in this Agreement is intended to create a relationship, express or implied, of employer-employee or partnership or joint venture between or among any Party. Each individual executing this Agreement on behalf of a Party individually represents and warrants that such Party is validly existing, that such execution has been duly authorized, that the terms of the instrument will be binding upon the Party, and that such individual is duly authorized to execute this Agreement on behalf of such Party.

(d)  Notices. All notices and other communications provided for hereunder will be in writing, unless otherwise specified, and will be deemed to have been duly given if delivered personally, via e-mail, via Federal Express or other nationally recognized courier, to the addresses on the signature pages hereof or at such other addresses as a Party may designate from time to time in writing. Notices will be effective upon receipt by the Party or refusal to accept delivery. Notices on behalf of either Party may be given by the attorneys representing such Party.

(e)  Integration; Amendments & Time. This Agreement contains the entire understanding between the Parties and supersede any prior understanding and/or oral agreements between them respecting the subject matter of this Agreement. Any modification or amendment of this Agreement will be in writing and executed by Seller and Buyer. Time is of the essence in this Agreement. If the last day to perform under a provision of this Agreement or the final day of any period (e.g., the Closing Date Deadline) falls on a Saturday, Sunday, or legal holiday, then such performance deadline or period is automatically extended through the next day which is not a Saturday, Sunday, or legal holiday.

(f)  Interpretation & Administration. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and are deemed to be followed by the words “without limitation”. The Parties have a duty of good faith and fair dealing. All captions and headings contained in this Agreement are for convenience of reference only and will not be construed to limit or extend the terms or conditions of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. Each Party and its counsel have reviewed this Agreement and the rule of construction that any ambiguities are to be resolved against the drafter will not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto. Except as expressly provided herein (e.g., “industry standard depreciation” or “as reflected on Manufacturer’s statement”), all accounting matters required or contemplated by this Agreement will be in accordance with generally accepted accounting principles. This Agreement may be executed in one or more counterparts and delivered by e-mail or facsimile, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement will be binding upon and inure to the benefit of the Parties, their successors and assigns. Buyer may assign or otherwise transfer all of Buyer’s rights, obligations and benefits hereunder to any entity owned or controlled by, or under common control with, Buyer without Seller’s consent. The invalidity of any one or more phrases, sentences, clauses, paragraphs, or sections of this Agreement will not affect the remaining portions of this Agreement. No failure or delay by any Party to enforce any right specified herein will operate as a waiver of such right, nor will any single partial exercise of a right preclude any further or later enforcement of the right. A business day shall mean Monday through Friday, excluding federal and national holidays or State of Florida holidays. The term “material” shall mean an amount which would involve an expenditure, liability or damages in excess of $50,000.00.

(g)  Further Assurances. At the request of Seller and at Seller’s expense, Buyer shall cooperate in the preparation by Seller of all filings to be made by Seller with the Securities and Exchange Commission including any periodic filings and any filing with respect to a registered offering of its securities by Seller and the closing of the offering registered thereby. Upon a party’s request at any time, the other party shall take any act, including executing and delivering any document, necessary or advisable to otherwise to carry out the provisions of this Agreement.

(h)  Escrow Agent. Escrow Agent’s duties pursuant to this Agreement are purely ministerial in nature, and the Escrow Agent shall incur no liability whatsoever except for its willful misconduct or gross negligence, so long as the Escrow Agent is acting in good faith. The Parties hereby release the Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by the Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify the Escrow Agent against, and shall hold, save, and defend the Escrow Agent harmless from, any costs, liabilities, and expenses incurred by the Escrow Agent in serving as Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder. The Escrow Agent is acting as a stakeholder only with respect to the Deposit. If there is any dispute as to whether the Escrow Agent is obligated to deliver the Deposit or as to whom the Deposit is to be delivered, the Escrow Agent may refuse to make any delivery and may continue to hold the Deposit until receipt by the Escrow Agent of an authorization in writing, signed by Seller and Buyer, directing the disposition of the Deposit, or, in the absence of such written authorization, the Escrow Agent may hold the Deposit until a final non appealable determination of the rights of the Parties in an appropriate judicial proceeding. If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days after notice to the Escrow Agent of such dispute, the Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Deposit in a court of competent jurisdiction pending such determination. The Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including reasonable attorneys’ fees and disbursements, by the Party determined not to be entitled to the Deposit. Upon making delivery of the Deposit in any of the manners herein provided, the Escrow Agent shall have no further liability or obligation hereunder. The Escrow Agent shall execute the Escrow Receipt attached hereto in order to confirm that it has received the Deposit and is holding the same on deposit in accordance with the provisions hereof.

(i)  Applicable Law & Venue. This Agreement will be governed by and construed and enforced in accordance with the internal laws and judicial decisions of the State of Florida without regard to conflict of law provisions thereof. Any litigation, action or proceeding arising out of or relating to this Agreement will be held exclusively in any state or Federal court in Broward County, Florida. Each Party waives any objection which it might have now or hereafter to the venue of any such litigation, action or proceeding, submits to the sole and exclusive jurisdiction of any such court and waives any claim or defense of inconvenient forum. Each Party consents to service of process at such Party’s address as provided herein (and updated in writing from time to time).

(j)  Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

(k)  [reserved].

[Remainder of Page Blank]

IN WITNESS WHEREOF, the Parties executed and delivered this Agreement as of the Effective Date.

	LMP Beckley HS, LLC, a West Virginia limited liability company	Hope AWV S, LLC, a Florida limited liability company

By:	/s/ Sam Tawfik	By:	/s/ Ali Ahmed
	Sam Tawfik, Authorized Signatory		Name: Ali Ahmed
Title: Manager
	LMP Beckley 002 Holdings, LLC, a West		Notice Address for Buyer:
	Virginia limited liability company		Attn: Ali Ahmed
By:	/s/ Sam Tawfik		5875 NW 163rd Street
	Sam Tawfik, Authorized Signatory		Suite 104
Miami Lakes, FL 33014
	LMP Automotive Holdings, Inc, a Delaware corporation		Email: Ali@dodgemiami.com

By:	/s/ Sam Tawfik		With a copy to:
Sam Tawfik, CEO
Greenspoon Marder LLP
	Notice Address for Seller and LMP:		Attn: David Weisman
200 East Broward Blvd.
	LMP Beckley HS, LLC		Suite 1800
	500 East Broward Boulevard, Suite 1900		Fort Lauderdale, FL 33301
	Fort Lauderdale, FL 33394		Email: David.Weisman@gmlaw.com
	Attn: Sam Tawfik, Chief Executive Officer		Greenspoon Marder LLP
Attn: Greg Blodig
	With a Copy To:		200 East Broward Blvd.
Suite 1800
	Greenberg Traurig, PA		Fort Lauderdale, FL 33301
	Attn: Bruce C. Rosetto		Email: Greg.Blodig@gmlaw.com
777 S. Flagler Rive
Suite 300 East
West Palm Beach, FL 33401
Email: Rosettob@gtlaw.com

Schedule 1(b)(ii) – Purchase Price for PreOwned, Service and Rental Vehicles

Schedule 2 – List of Assets

Inventory of new vehicles, used vehicles, parts and accessories will be inventoried and attached at or near Closing.

Seller’s FF&E is listed on Schedule 2(b).

Schedule 2(b) – FF&E

Schedule 3(d) – Assigned Contracts

Leases to be added.

Schedule 5(d) – Liens

Schedule 5(q) – In-House Warranties

Schedule 5(m) – Employment Matters

ESCROW RECEIPT

Dealership Asset Purchase Agreement

Escrow Agent agrees to be bound by the Dealership Asset Purchase Agreement and acknowledges receipt of:

☐ A. Executed copies of the Dealership Asset Purchase Agreement on August __, 2022;

☐ B. Deposit in the amount of $__________ on August __, 2022.

Escrow Agent:

By:

Name & Title:

Escrow Agent acknowledges having reviewed this Dealership Asset Purchase Agreement and will be bound by those provisions.